Exhibit 99.1

Brooks Finalizes Divestiture of Semiconductor Cryogenics Business to Atlas Copco

CHELMSFORD, Mass., July 1, 2019 (PRNewswire) -- Brooks Automation, Inc. (Nasdaq:BRKS), a leader in automation solutions for the semiconductor manufacturing and life sciences industries, announced today that it has completed the previously announced sale of the company’s Semiconductor Cryogenics business to Edwards Vacuum LLC ( a member of the Atlas Copco Group) for $675 million in cash, subject to adjustments for working capital and other items.

Proceeds from the sale, net of taxes, fees and adjustments, are estimated to be $550 million.  The Company has applied $495 million cash from the proceeds to reduce debt, resulting in approximately $50 million gross debt and zero net debt on the balance sheet.

Deal Background

In August 2018, Brooks entered into a definitive agreement to sell its Semiconductor Cryogenics business to Atlas Copco.  The Semiconductor Cryogenics business provides a wide range of high-performance cryogenic products for the semiconductor, display, and general vacuum industries.   Brooks originally acquired the cryogenics business in its 2005 merger with Helix Technology and integrated the business into Brooks' Chelmsford, Massachusetts headquarters operations.  The sale agreement provides for the transfer of the CTI pump business, the Polycold chiller business, the related services business and the company's 50% share in Ulvac Cryogenics, Inc., a joint venture based in Japan.  Brooks is not transferring products or IP developed as part of its Life Sciences segment or vacuum automation portfolio in its Semiconductor Solutions segment.

About Brooks Automation
Brooks is a leading provider of life science and semiconductor manufacturing automation solutions worldwide.  The Company applies its automation and cryogenics expertise to provide a full suite of reliable cold-chain sample management solutions across life sciences in areas such as drug development, clinical research and advanced cell therapies.  Brooks recently added global capability for gene sequencing and gene synthesis services through its strategic acquisition of GENEWIZ, expanding its sample-based services offerings.  With over 40 years as a partner to the semiconductor manufacturing industry, Brooks is a provider of industry-leading precision robotics, integrated automation systems and services.  Brooks is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia.  For more information, visit www.brooks.com.

INVESTOR CONTACTS:

Mark Namaroff

Director, Investor Relations
Brooks Automation
978.262.2635
mark.namaroff@brooks.com

Sherry Dinsmore

Brooks Automation

978.262.2400

sherry.dinsmore@brooks.com

John Mills

Senior Managing Director

ICR, LLC

646.277.1254

John.mills@icrinc.com